MORGAN STANLEY
                                                                 SPECTRUM SERIES







        August 2008
        Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated May 1, 2008 and the Prospectus Supplement dated September 17, 2008.










                                                      Issued: September 30, 2008


MORGAN STANLEY

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.


                                                                                                                Inception- Compound
                                                                                                                  to-Date Annualized
             1991  1992  1993 1994  1995 1996  1997 1998 1999  2000  2001  2002 2003 2004  2005  2006  2007 2008  Return    Return
FUND           %     %     %    %     %    %     %    %    %     %     %     %    %    %     %     %     %    %      %         %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Currency ...   --    --    --   --    --   --    --   --   --  11.7  11.1  12.2 12.4 (8.0)(18.3) (3.4)(13.5)  2.3    0.7      0.1
                                                             (6 mos.)                                      (8 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Global
Balanced ...   --    --    -- (1.7) 22.8 (3.6) 18.2 16.4  0.8   0.9  (0.3)(10.1) 6.2 (5.6)  4.2   2.4   0.2  (6.4)  46.3      2.8
                            (2 mos.)                                                                       (8 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Select ..... 31.2 (14.4) 41.6 (5.1) 23.6  5.3   6.2 14.2 (7.6)  7.1   1.7  15.4  9.6 (4.7) (5.0)  5.9   7.5  10.9   246.4     7.5
           (5 mos.)                                                                                        (8 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Strategic ..   --    --    --  0.1  10.5 (3.5)  0.4  7.8 37.2 (33.1) (0.6)  9.4 24.0  1.7  (2.6) 20.9   5.0 (0.9)    78.5     4.3
                            (2 mos.)                                                                       (8 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Technical ..   --    --    -- (2.2) 17.6 18.3   7.5 10.2 (7.5)  7.8  (7.2) 23.3 23.0  4.4  (5.4)  5.4 (14.2) 4.7    111.8     5.6
                            (2 mos.)                                                                        (8 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

 522 Fifth Avenue, 13th Floor
 New York, NY 10036
 Telephone (212) 296-1999

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
AUGUST 2008

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of August 31, 2008 was as follows:

FUND                                   N.A.V.              % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                     $10.07                        -3.02%
--------------------------------------------------------------------------------
Spectrum Global Balanced              $14.63                        -0.19%
--------------------------------------------------------------------------------
Spectrum Select                       $34.64                        -2.97%
--------------------------------------------------------------------------------
Spectrum Strategic                    $17.85                        -0.65%
--------------------------------------------------------------------------------
Spectrum Technical                    $21.18                        -3.98%
--------------------------------------------------------------------------------


   Detailed performance information for each Fund is located in the body of the financial report. (Note: all returns are net of all fees). For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

   AFTER THE NOVEMBER 30, 2008 MONTHLY CLOSE, DEMETER MANAGEMENT CORPORATION WILL NO LONGER OFFER FOR PURCHASE OR EXCHANGE UNITS OF LIMITED PARTNERSHIP INTEREST IN SPECTRUM CURRENCY, SPECTRUM GLOBAL BALANCED, SPECTRUM SELECT, SPECTRUM STRATEGIC, AND SPECTRUM TECHNICAL. FOR MORE INFORMATION, PLEASE CONTACT YOUR FINANCIAL ADVISOR AND REFER TO YOUR MORGAN STANLEY SPECTRUM SERIES SUPPLEMENT DATED SEPTEMBER 17, 2008.

   LIMITED PARTNERS ARE REMINDED THAT, SUBJECT TO CERTAIN RESTRICTIONS, THEY HAVE THE RIGHT TO REDEEM THEIR UNITS ON A MONTHLY BASIS, AND THEY MAY VOTE TO TAKE CERTAIN ACTIONS WITH RESPECT TO EACH FUND'S OPERATIONS, AS MORE FULLY SET FORTH IN SECTION 15 OF EACH FUND'S LIMITED PARTNERSHIP AGREEMENT.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 522 Fifth Avenue, 13th Floor, New York, NY 10036, or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

Sincerely,





Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

                      [This page intentionally left blank]

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

[Table below represents a bar chart in the printed piece]

                                      MONTH ENDED     YTD ENDED
                                       AUGUST 31,     AUGUST 31,
                                          2008           2008
                                      -----------     ---------
              AUSTRALIAN DOLLAR          -0.81           0.49
              BRITISH POUND              -0.03          -0.44
              EURO                       -0.13           2.86
              JAPANESE YEN                0.31           -0.4
              SWISS FRANC                -0.17           0.78
              MINOR CURRENCIES           -0.88            5.4


    Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, Swedish krona, Czech koruna, Chilean peso, Russian ruble, and Taiwan dollar.

During the month, the Fund incurred losses from long positions in the Australian dollar, South African rand, Polish zloty, Brazilian real, Swiss franc, and euro versus the U.S. dollar. A portion of these losses was offset by gains recorded from short positions in the Singapore dollar, Taiwan dollar, New Zealand dollar, and Japanese yen versus the U.S. dollar.

Losses were incurred from long positions in the Australian dollar, South African rand, Polish zloty, Brazilian real, Swiss franc, and euro versus the U.S. dollar as the value of the U.S. dollar strengthened against these currencies after U.S. consumer confidence moved higher in August for a second consecutive month, and the U.S. Commerce Department reported a higher than previously estimated increase in Gross Domestic Product during the second quarter. In addition, the value of the euro decreased sharply relative to the U.S. dollar after the European Central Bank left its benchmark interest rate unchanged and signaled that it may not raise interest rates in the future due to slowing economic growth in the Euro-Zone.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Gains were achieved from short positions in the Singapore dollar, Taiwan dollar, New Zealand dollar, and Japanese yen versus the U.S. dollar as the value of the U.S. dollar moved higher against these currencies following the aforementioned larger-than-expected increases in U.S. consumer confidence and second quarter Gross Domestic Product. In addition, the value of the Japanese yen fell after Japan's government downgraded its assessment of the economy, indicating that the six-year expansion of Japan's economy may have ended.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

[Table below represents a bar chart in the printed piece]

                                      MONTH ENDED     YTD ENDED
                                       AUGUST 31,     AUGUST 31,
                                          2008           2008
                                      -----------     ---------

              CURRENCIES                 -0.05           0.00
              GLOBAL INTEREST RATES       1.53          -0.97
              GLOBAL STOCK INDICES       -0.13          -2.19
              ENERGIES                    0.07           1.20
              METALS                     -0.66           0.32
              AGRICULTURALS              -0.68          -0.26


    Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses across the agricultural, metals, and global stock index sectors. A majority of these losses was offset by gains recorded in the global interest rate and energy sectors. Trading results in the currency sector were essentially flat and had no material effect on overall Fund performance during the month.

Within the agricultural markets, long positions in wheat futures incurred losses as prices fell after the value of the U.S. dollar continued to strengthen relative to most of its rivals, thereby eroding the appeal of U.S. supplies to importers. Meanwhile, long positions in soybean futures resulted in losses as prices decreased after favorable weather improved crop conditions in the U.S. Midwest. Elsewhere, losses were recorded from long futures positions in feeder cattle as prices moved lower amid speculative selling.

Additional losses were experienced in the metals markets from long positions in gold futures as prices moved lower due to a sharp rise in the value of the U.S. dollar. Elsewhere, short positions in nickel and lead futures resulted in losses as prices reversed higher amid speculation that China's manufacturing activity may increase following the conclusion of the 2008 Summer Olympics in Beijing and consequently boost future demand for the base metals.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Smaller losses were recorded in the global stock index sector from short positions in European and U.S. equity index futures as prices reversed higher due to a positive shift in investor sentiment after the European Central Bank and U.S. Federal Reserve left interest rates unchanged. In addition, U.S. stock index futures prices were pressured higher after the release of better-than-expected earnings reports.

Within the global interest rate sector, long positions in Australian fixed-income futures experienced gains as prices increased after Reserve Bank of Australia Governor Glenn Stevens indicated that borrowing costs could be cut for the first time in almost seven years as slowing economic growth in Australia cools inflation. Elsewhere, gains were recorded from long positions in Japanese interest rate futures as prices increased amid continued uncertainty regarding the future strength of the Japanese economy. Finally, long positions in U.S. fixed-income futures resulted in gains as prices moved higher on growing speculation that the U.S. Federal Reserve may not raise interest rates at its next policy meeting.

Smaller gains were recorded in the energy markets from short positions in natural gas futures as prices declined during the beginning of the month amid speculation that supplies for next winter may be adequate to meet heating demand.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

[Table below represents a bar chart in the printed piece]

                                      MONTH ENDED     YTD ENDED
                                       AUGUST 31,     AUGUST 31,
                                          2008           2008
                                      -----------     ---------

              CURRENCIES                 -1.10           1.80
              GLOBAL INTEREST RATES       0.62           3.25
              GLOBAL STOCK INDICES       -0.42           2.39
              ENERGIES                   -0.05           6.86
              METALS                     -0.59           0.40
              AGRICULTURALS              -0.70           2.90


    Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses across the currency, agricultural, metals, and global stock index sectors. A portion of these losses was offset by gains recorded in the global interest rate sector. Trading results in the energy sector were essentially flat and had no material effect on overall Fund performance during the month.

Within the currency sector, long positions in the Mexican peso, South African rand, and Swiss franc versus the U.S. dollar incurred losses as the value of the U.S. dollar strengthened against most of its rivals after U.S. consumer confidence increased in August for a second consecutive month, and the U.S. Commerce Department reported a higher than previously estimated increase in Gross Domestic Product during the second quarter.

Additional losses were recorded in the agricultural markets from long futures positions in the soybean complex and wheat as prices fell after the value of the U.S. dollar continued to strengthen relative to most of its rivals, thereby eroding the appeal of U.S. supplies to importers. In addition, futures prices of the soybean complex decreased after favorable weather improved crop conditions in the U.S. Midwest. Elsewhere, long positions in sugar futures resulted in losses as prices dropped on concerns that a recent slide in energy prices may reduce demand for sugar cane-derived ethanol.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the metals markets, long positions in gold futures experienced losses as prices moved lower due to a sharp rise in the value of the U.S. dollar. Elsewhere, short positions in nickel and copper futures incurred losses as prices reversed higher amid speculation that China's manufacturing activity may increase following the conclusion of the 2008 Summer Olympics in Beijing and consequently boost future demand for the base metals.

Smaller losses were recorded in the global stock index sector from short positions in U.S. equity index futures as prices reversed higher due to a positive shift in investor sentiment after the U.S. Federal Reserve left interest rates unchanged. In addition, U.S. stock index futures prices were pressured higher after the release of better-than-expected earnings reports.

Within the global interest rate sector, long positions in Australian fixed-income futures resulted in gains as prices increased after Reserve Bank of Australia Governor Glenn Stevens indicated that borrowing costs could be cut for the first time in almost seven years as slowing economic growth in Australia cools inflation. Elsewhere, gains were experienced from long positions in U.S. fixed-income futures as prices moved higher on growing speculation that the U.S. Federal Reserve may not raise interest rates at its next policy meeting. Finally, long positions in Japanese interest rate futures recorded gains as prices increased amid continued uncertainty regarding the future strength of the Japanese economy.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

[Table below represents a bar chart in the printed piece]

                                      MONTH ENDED     YTD ENDED
                                       AUGUST 31,     AUGUST 31,
                                          2008           2008
                                      -----------     ---------

              CURRENCIES                  0.22          -2.38
              GLOBAL INTEREST RATES       0.47          -0.99
              GOBAL STOCK INDICES        -0.09          -2.32
              ENERGIES                   -0.37          -0.03
              METALS                     -0.32           0.08
              AGRICULTURALS               0.13          10.98


    Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses across the energy, metals, and global stock index sectors. These losses were partially offset by gains recorded in the global interest rate, currency, and agricultural sectors.

Within the energy markets, short positions in natural gas futures incurred losses as prices reversed higher during the latter half of the month on concerns that Hurricane Gustav may threaten oil production in the Gulf of Mexico.

Additional losses were recorded in the metals markets from long positions in aluminum and zinc futures as prices declined during the first half of the month on indications that demand growth in China, the world's largest consumer of industrial metals, may slow after manufacturing contracted for the first time since a survey began in 2005. Elsewhere, long positions in palladium and gold futures resulted in losses as prices moved lower due to a sharp rise in the value of the U.S. dollar.

Smaller losses were recorded in the global stock index sector from short positions in U.S. and European equity index futures as prices reversed higher due to a positive shift in investor sentiment after the U.S. Federal Reserve and European Central Bank left interest rates unchanged. In addition, U.S. stock index futures prices were pressured higher after the release of better-than-expected earnings reports.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the global interest rate sector, long positions in U.S. fixed-income futures experienced gains as prices moved higher on growing speculation that the U.S. Federal Reserve may not raise interest rates at its next policy meeting. Elsewhere, gains were recorded from long positions in Japanese interest rate futures as prices increased amid continued uncertainty regarding the future strength of the Japanese economy.

Smaller gains were recorded in the currency sector from short positions in the British pound, euro, Australian dollar, Canadian dollar, and Swiss franc versus the U.S. dollar as the value of the U.S. dollar strengthened against most of its rivals after U.S. consumer confidence increased in August for a second consecutive month, and the U.S. Commerce Department reported a higher than previously estimated increase in Gross Domestic Product during the second quarter.

Finally, within the agricultural markets, long positions in cocoa futures resulted in gains as prices moved higher after the International Cocoa
Organization reported a global production shortfall may be twice as large as previously expected.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

[Table below represents a bar chart in the printed piece]

                                      MONTH ENDED     YTD ENDED
                                       AUGUST 31,     AUGUST 31,
                                          2008           2008
                                      -----------     ---------

              CURRENCIES                 -1.19           1.74
              GLOBAL INTEREST RATES       0.69           0.08
              GLOBAL STOCK INDICES       -0.60           2.20
              ENERGIES                   -1.14           5.42
              METALS                     -0.70          -0.09
              AGRICULTURALS              -0.59           2.07


    Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund recorded losses across the currency, energy, metals, global stock index, and agricultural sectors. A portion of these losses was offset by gains recorded in the global interest rate sector.

Within the currency sector, long positions in the Australian dollar, euro, and Mexican peso versus the U.S. dollar incurred losses as the value of the U.S. dollar strengthened against most of its rivals after U.S. consumer confidence increased in August for a second consecutive month, and the U.S. Commerce Department reported a higher than previously estimated increase in Gross Domestic Product during the second quarter. Meanwhile, the value of the euro decreased sharply relative to the U.S. dollar after the European Central Bank left its benchmark interest rate unchanged and signaled that it may not raise interest rates in the future due to slowing economic growth in the Euro-Zone.

Additional losses were recorded in the energy markets from long futures positions in crude oil and its related products as prices fell to their lowest level since early May on concerns that the U.S. economic slump may extend into 2009 and curb future energy demand. Prices dropped further after OPEC revised its forecast for world growth in 2008 downward.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the metals markets, long positions in gold and silver futures resulted in losses as prices moved lower due to a sharp rise in the value of the U.S. dollar. Elsewhere, short positions in copper futures experienced losses as prices reversed higher amid speculation that China's manufacturing activity may increase following the conclusion of the 2008 Summer Olympics in Beijing and consequently boost future demand for the base metal.

Smaller losses were incurred in the global stock index sector from short positions in U.S. and Australian equity index futures as prices reversed higher due to a positive shift in investor sentiment after the U.S. Federal Reserve and Reserve Bank of Australia left interest rates unchanged. In addition, U.S. stock index futures prices were pressured higher after the release of better-than-expected earnings reports.

Finally, losses were recorded in the agricultural markets from long futures positions in the soybean complex and corn as prices fell after the value of the U.S. dollar continued to strengthen relative to most of its rivals, thereby eroding the appeal of U.S. supplies to importers. In addition, futures prices of the soybean complex and corn decreased after favorable weather improved crop conditions in the U.S. Midwest.

Within the global interest rate sector, long positions in U.S. fixed-income futures experienced gains as prices moved higher on growing speculation that the U.S. Federal Reserve may not raise interest rates at its next policy meeting. Elsewhere, gains were recorded from long positions in Japanese interest rate futures as prices increased amid continued uncertainty regarding the future strength of the Japanese economy.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED AUGUST 31, 2008 (UNAUDITED)

                                        MORGAN STANLEY                      MORGAN STANLEY
                                      SPECTRUM CURRENCY                SPECTRUM GLOBAL BALANCED
                                 ---------------------------          ---------------------------
                                              PERCENTAGE OF                        PERCENTAGE OF
                                             AUGUST 1, 2008                       AUGUST 1, 2008
                                                BEGINNING                            BEGINNING
                                   AMOUNT    NET ASSET VALUE            AMOUNT    NET ASSET VALUE
                                 ----------  ---------------          ----------  ---------------
                                      $            %                       $            %
INVESTMENT INCOME
   Interest income (Note 2)         114,081        .12                    45,341        .15
                                 ----------       ----                ----------       ----

EXPENSES
   Brokerage fees (Note 2)          368,282        .38                   112,678        .38
   Management fees (Note 3)         160,123        .17                    37,103        .12
                                 ----------       ----                ----------       ----
      Total Expenses                528,405        .55                   149,781        .50
                                 ----------       ----                ----------       ----
NET INVESTMENT LOSS                (414,324)      (.43)                 (104,440)      (.35)
                                 ----------       ----                ----------       ----

TRADING RESULTS
Trading profit (loss):
   Realized                      (1,708,035)     (1.78)                  (21,287)      (.07)
   Net change in unrealized        (777,308)      (.81)                   68,821        .23
                                 ----------       ----                ----------       ----
      Total Trading Results      (2,485,343)     (2.59)                   47,534        .16
                                 ----------       ----                ----------       ----
NET LOSS                         (2,899,667)     (3.02)                  (56,906)      (.19)
                                 ==========       ====                ==========       ====


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED AUGUST 31, 2008 (UNAUDITED)

                                         MORGAN STANLEY                                MORGAN STANLEY
                                        SPECTRUM CURRENCY                         SPECTRUM GLOBAL BALANCED
                                ----------------------------------            ----------------------------------
                                                              PER                                           PER
                                    UNITS         AMOUNT      UNIT                UNITS         AMOUNT      UNIT
                                -------------   ----------    ----            -------------   ----------    ----
                                                    $          $                                   $         $
Net Asset Value,
   August 1, 2008               9,255,563.471   96,073,666    10.38           2,005,892.898   29,394,308    14.65
Net Loss                                   --   (2,899,667)    (.31)                     --      (56,906)    (.02)
Redemptions                      (193,534.825)  (1,948,896)   10.07             (23,745.973)    (347,404)   14.63
Subscriptions                      37,204.514      374,649    10.07               8,018.688      117,313    14.63
                                -------------   ----------                    -------------   ----------
Net Asset Value,
   August 31, 2008              9,099,233.160   91,599,752    10.07           1,990,165.613   29,107,311    14.63
                                =============   ==========                    =============   ==========

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED AUGUST 31, 2008 (UNAUDITED)

                                       MORGAN STANLEY                    MORGAN STANLEY                MORGAN STANLEY
                                       SPECTRUM SELECT                 SPECTRUM STRATEGIC            SPECTRUM TECHNICAL
                                 --------------------------       ----------------------------  -----------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF                  PERCENTAGE OF
                                            AUGUST 1, 2008                     AUGUST 1, 2008                 AUGUST 1, 2008
                                               BEGINNING                          BEGINNING                      BEGINNING
                                   AMOUNT   NET ASSET VALUE          AMOUNT    NET ASSET VALUE    AMOUNT      NET ASSET VALUE
                                 ---------  ---------------       ----------   ---------------  ----------    ---------------
                                      $            %                    $             %              $             %
INVESTMENT INCOME
INVESTMENT INCOME
   Interest income (Note 2)         665,999       .12                 244,964        .12          673,336         .12
                                -----------      ----             -----------       ----      -----------        ----

EXPENSES
   Brokerage fees (Note 2)        2,766,646       .50               1,054,833        .50        2,819,465         .50
   Management fees (Note 3)       1,069,430       .19                 491,796        .24        1,052,168         .19
   Incentive fee (Note 3)           157,683       .03                      --         --               --          --
                                -----------      ----             -----------       ----      -----------        ----
      Total Expenses              3,993,759       .72               1,546,629        .74        3,871,633         .69
                                -----------      ----             -----------       ----      -----------        ----
NET INVESTMENT LOSS              (3,327,760)     (.60)             (1,301,665)      (.62)      (3,198,297)       (.57)
                                -----------      ----             -----------       ----      -----------        ----

TRADING RESULTS
Trading profit (loss):
   Realized                     (16,781,131)    (3.03)                124,038        .06      (26,972,892)       (4.78)
   Net change in unrealized       3,655,885       .66                (188,440)      (.09)       7,707,446         1.37
                                -----------      ----             -----------       ----      -----------        -----
      Total Trading Results     (13,125,246)    (2.37)                (64,402)      (.03)     (19,265,446)       (3.41)
                                -----------      ----             -----------       ----      -----------        -----
NET LOSS                        (16,453,006)    (2.97)             (1,366,067)      (.65)     (22,463,743)       (3.98)
                                ===========      ====             ===========       ====      ===========        =====



 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED AUGUST 31, 2008 (UNAUDITED)

                                  MORGAN STANLEY                     MORGAN STANLEY                        MORGAN STANLEY
                                  SPECTRUM SELECT                  SPECTRUM STRATEGIC                    SPECTRUM TECHNICAL
                       ----------------------------------  -----------------------------------  -----------------------------------
                                                      PER                                 PER                                 PER
                           UNITS         AMOUNT      UNIT       UNITS        AMOUNT      UNIT        UNITS         AMOUNT     UNIT
                       --------------  -----------   ----  --------------  -----------   -----  --------------  -----------  ------
                                            $         $                         $          $                         $         $
Net Asset Value,
   August 1, 2008      15,498,640.137  553,329,167  35.70  11,743,683.990  210,966,522   17.96  25,564,079.402  563,893,042  22.06
Net Loss                           --  (16,453,006) (1.06)             --   (1,366,067)   (.11)             --  (22,463,743)  (.88)
Redemptions              (200,846.892)  (6,957,336) 34.64    (119,520.824)  (2,133,447)  17.85    (465,861.322)  (9,866,943) 21.18
Subscriptions             272,048.871    9,423,772  34.64     234,031.234    4,177,458   17.85     218,629.458    4,630,572  21.18
                       --------------  -----------         --------------  -----------          --------------  -----------
Net Asset Value,
   August 31, 2008     15,569,842.116  539,342,597  34.64  11,858,194.400  211,644,466   17.85  25,316,847.538  536,192,928  21.18
                       ==============  ===========         ==============  ===========          ==============  ===========

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   On January 1, 2008, the portion of the Partnership's assets which are managed by Blenheim Capital Management, L.L.C. ("Blenheim") were initially invested as capital in Morgan Stanley Managed Futures BHM I, LLC ("BHM I, LLC"). BHM I, LLC was formed in order to permit commodity pools operated by Demeter Management Corporation ("Demeter") and managed by Blenheim to invest together in one trading vehicle and promote efficiency and economy in the trading process. Demeter is the trading manager of BHM I, LLC. The Partnership's allocation to Blenheim is effected by investing substantially all of the capital that is allocated to Blenheim in the Trading Company. There is no material change to the investors as a result of the investment in BHM I, LLC.

   The general partner of each Partnership is Demeter. The commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International plc ("MSIP"). Spectrum Currency's sole commodity broker is MS&Co. MS&Co. acts as the counterparty on all trading of foreign currency forward contracts. Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all trading of options on foreign currency forward contracts. Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. pays each Partnership interest income at a rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate during such month on 80% of the funds on deposit with the commodity brokers at each month-end in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

   The Partnerships' functional currency is the U.S. dollar; however, the Partnerships may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.0% (a 6.0% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by MS&Co. through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. MS&Co. pays all such costs. Effective December 1, 2008, the Partnerships will no longer offer units for purchase or exchange.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter, no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to MS&Co.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their Units among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges. Effective December 1, 2008, the Partnerships will no longer offer units for purchase or exchange.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to MS&Co. as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with MS&Co. and MSIP, and Spectrum Currency's cash is on deposit with MS&Co., in futures interests trading accounts to meet margin requirements as needed. MS&Co. pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  C-View International Limited
  DKR Fusion Management L.P.
  FX Concepts Trading Advisor, Inc.
  John W. Henry & Company, Inc.
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  Altis Partners (Jersey) Limited ("Altis")
  C-View International Limited ("C-View")
  SSARIS Advisors, LLC ("SSARIS")

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Morgan Stanley Spectrum Select L.P.
  Altis Partners (Jersey) Limited
  EMC Capital Management, Inc. ("EMC")
  Graham Capital Management, L.P. ("Graham")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts Trading Advisor, Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Aspect Capital Limited ("Aspect")
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")
  Rotella Capital Management Inc. ("Rotella")
  Winton Capital Management Limited ("Winton")

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to SSARIS on the first day of each month (a 1.25% annual rate), 1/12 of 1.25% per month of Net Assets allocated to Altis on the first day of each month (a 1.25% annual rate), and 1/6 of 1% per month of Net Assets allocated to C-View on the first day of each month (a 2% annual rate).

   Prior to August 1, 2008, Spectrum Global Balanced accrued management fees at a rate of 1/12 of 1.75% per month of Net Assets allocated to Altis on the first day of each month (a 1.75% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/12 of 1.25% per month of Net Assets allocated to Altis on the first day of each month (a 1.25% annual rate), 1/6 of 1% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate), 5/24 of 1% per month of Net Assets allocated to EMC and Rabar on the first day of each month (a 2.5% annual rate), and 1/4 of 1% per month of Net Assets allocated to Northfield and Sunrise on the first day of each month (a 3% annual rate).

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

   Prior to August 1, 2008, Spectrum Select accrued management fees at a rate of 1/12 of 1.75% per month of Net Assets allocated to Altis on the first day of each month (a 1.75% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate), and 1/4 of 1% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to Aspect, Chesapeake, JWH, Rotella, and Winton on the first day of each month (a 2% annual rate), and 1/4 of 1% per month of Net Assets allocated to Campbell on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to SSARIS as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Altis and C-View as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Northfield and Sunrise as of the end of each calendar month, 17.5% of the trading profits experienced with respect to the Net Assets allocated to EMC and Rabar as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Altis and Graham as of the end of each calendar month.

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Blenheim and Eclipse as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to each of Aspect, Campbell, JWH, Rotella, and Winton as of the end of each calendar month.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all trading advisors with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

THIS REPORT IS BASED ON INFORMATION FROM MULTIPLE SOURCES AND MORGAN STANLEY MAKES NO REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF INFORMATION FROM SOURCES OUTSIDE OF MORGAN STANLEY.

                         Demeter Management Corporation
                         522 Fifth Avenue, 13th Floor
                         New York, NY 10036






MORGAN STANLEY

ADDRESS SERVICE REQUESTED






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